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EXHIBIT 11.1

                               AMX CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE

                                                   YEAR ENDED MARCH 31,
                                            ---------------------------------
                                               1995        1996        1997
                                            ---------   ---------   ---------
Weighted average shares outstanding         4,348,000   5,880,300   7,768,547
Effect of dilutive stock options-based
 on the treasury stock method                 640,107     492,452       --
Effect of dilutive stock options granted
 within one year of the initial public
 offering computed in accordance with
 the treasury stock method as required
 by the SEC (1)                               446,297     281,228       --
                                            ---------   ---------   ---------
Total common and common equivalent
 shares outstanding                         5,434,404   6,653,980   7,768,547
                                            =========   =========   =========

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(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
83, common stock issued and stock options granted at prices below the estimated initial public offering price of $10 per share during the twelve-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented using the treasury stock method.